Exhibit 3.4

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SBA COMMUNICATIONS CORPORATION

SBA Communications Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Act”), does hereby certify that:

1. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on December 23, 1996, and were amended at various times thereafter.

2. The Amended and Restated Articles of Incorporation set forth herein have been duly approved by written consent dated June 7, 1999 of all of the Directors and the holders of over 66 2/3% of outstanding voting control of the Corporation in accordance with Sections 607.0821 and 607.0704 of the Act and the number of votes cast were sufficient for approval.

3. The Articles of Incorporation of the Corporation are hereby amended and restated as follows:

ARTICLE I.

Name, Principal Place of Business and

Registered Agent and Office

The name of the Corporation is SBA Communications Corporation. The principal place of business of this Corporation shall be One Town Center Road, Third Floor, c/o General Counsel, Boca Raton, Florida 33486. The mailing address of this Corporation shall be One Town Center Road, Third Floor, Boca Raton, Florida 33486, Attention: Legal Department.

The street address of the registered office of this Corporation is 1201 Hays Street, Tallahassee, Florida 32301. The name of the registered agent of this Corporation at such address is Corporation Service Company.

ARTICLE II.

Purpose and Powers

The purpose for which the Corporation is organized is to engage in or transact any and all lawful activities or business for which a corporation may be incorporated under the laws of the State of Florida. The Corporation shall have all of the corporate powers enumerated in the Florida Business Corporation Act.

ARTICLE III.

Capital Stock

A. AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Hundred Thirty Eight Million One Hundred Thousand (138,100,000) shares, of which Thirty Million (30,000,000) shares shall be Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”), One Hundred Million (100,000,000) shares shall be classified as Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and Eight Million One Hundred Thousand (8,100,000) shares shall be classified as Class B Common Stock, par value $0.01 per share (“Class B Common Stock”) (collectively, together with the Class A Common Stock, the “Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

B. PROVISIONS RELATING TO COMMON STOCK

1. Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Except as provided in this Article III.B, each share of Class A Common Stock and Class B Common Stock shall have the same relative rights and shall be identical in all respects as to all matters.

2. Ownership of Class B Common Stock.

(a) The Corporation may issue shares of Class B Common Stock only to Steven E. Bernstein, who may transfer such shares only to other members of his Immediate Family or their lineal descendants, spouses of lineal descendants or lineal descendants of spouses, whether alive as of the date hereof or born subsequently, any trusts or other estate planning vehicles for the benefit of any of the foregoing, whether existing as of the date hereof or created subsequently, or any estate or tax planning vehicles on the part of Mr. Bernstein (collectively, “Eligible Class B Stock Holder”); provided, however, that the Corporation may not issue any Class B Common Stock at any time after the date on which the Corporation issues any Preferred Stock to any person other than Mr. Bernstein. For purposes of this Article III.B.2, an entity shall be deemed to be controlled by any person or entity who or which, directly or indirectly, holds more than 50% of the outstanding voting rights of such entity and has the power to direct or cause the direction of the management and policies of such entity.

(b) “Immediate Family” of Mr. Bernstein shall include his spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-laws and brothers and sisters-in-law, or any other person who is supported, directly or indirectly, to a material extent by Mr. Bernstein.

3. Voting Rights. Each holder of shares of Class A Common Stock and Class B Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation. On all matters upon which stockholders are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each outstanding share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to cast ten (10) votes in person or by proxy for each outstanding share of Class B Common Stock standing in such holder’s name on the transfer books of the Corporation. Except as otherwise provided in these Articles of Incorporation or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.

4. Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Class A Common Stock and Class B Common Stock, and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon, provided that no dividend may be declared and paid to the holders of the Class A Common Stock unless at the same time the Board of Directors shall also declare and pay to the holders of the Class B Common Stock a per share dividend equal to and, subject to the next sentence, in the same form as the dividend declared and paid to the holders of the Class A Common Stock, and vice versa. Dividends payable in Common Stock declared on Class A Common Stock shall be payable in Class A Common Stock and Common Stock dividends declared on Class B Common Stock shall be payable in Class B Common Stock.

5. Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Class A Common Stock then outstanding and the holders of record of the Class B Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall become entitled to participate equally on a per share basis in the distribution of any assets of the Corporation remaining after the Corporation shall have paid or provided for payment of all debts and liabilities of the Corporation, and shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled.

6. Conversion of Class B Common Stock.

(a) Conversion Events. (i) Each outstanding share of Class B Common Stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class A Common Stock. (ii) Each share of outstanding Class B Common Stock which is transferred to any holder other than an Eligible Class B Stock Holder shall convert into one fully paid and non-assessable share of Class A Common Stock immediately upon such transfer. (iii) If the shares of Class B Common Stock held by the Eligible Class B Stock Holders in the aggregate constitute 10% or less of the outstanding shares of Common Stock of the Corporation or upon the death or mental incapacity of Steven E. Bernstein, each share of Class B Common Stock shall immediately convert into one fully paid and non-assessable share of Class A Common Stock. (iv) At such time as an Eligible Class B Stock Holder ceases to be an Eligible Class B

Stock Holder, each share of Class B Common Stock held by such person or entity shall immediately convert into one fully paid and non-assessable share of Class A Common Stock. (v) In the event that any shares of Series C Preferred Stock are issued, each share of Class B Common Stock shall immediately convert into one fully paid and non-assessable share of Class A Common Stock.

(b) Automatic Conversion Procedure. In the event of any conversion of shares of Class B Common Stock pursuant to Article III.B.6(a), the holder of such shares of Class B Common Stock shall promptly surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation, or of any transfer agent for such shares, and shall give written notice to the Corporation (the “Notice”), at such office: (i) stating that shares of Class B Common Stock have been converted into shares of Class A Common Stock as provided in this Article III.B.6; (ii) specifying the subdivision of Article III.B.6(a) pursuant to which the conversion occurred; (iii) identifying the number of shares of Class B Common Stock being converted; and (iv) setting out the name or names (with addresses) and denominations in which the certificate or certificates for shares of Class A Common Stock shall be issued, with instructions for delivery thereof. Delivery of such notice together with the certificates representing the shares of Class B Common Stock shall obligate the Corporation to issue such shares of Class A Common Stock. Thereupon the Corporation or its agent shall promptly issue and deliver to such holder a certificate or certificates representing the shares to which such holder is entitled, registered in the name of such holder or designee as specified in the Notice. The Corporation shall take any and all steps necessary to effect a conversion pursuant to Article III.B.6(a), notwithstanding any failure by the holder to deliver to the Corporation the Notice or the certificates representing the shares subject to such conversion.

(c) Effect of Automatic Conversion. To the extent permitted by law, conversion shall be deemed to have been effected as of the date on which conversion was first permitted under Article III.B.6(a) (such date being the “Conversion Time”). The person entitled to receive shares issuable upon such conversion shall be treated for all purposes as the record holder of such class of shares at and as of the Conversion Time, and the right of such person as a holder of the shares held prior to such conversion shall cease and terminate at and as of the Conversion Time, in each case notwithstanding any failure by the holder to deliver to the Corporation the Notice or the certificates representing the shares subject to conversion, or the Corporation’s failure to issue to the holder certificates representing the shares to be held after the conversion has been effected.

(d) Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of capital stock, for the purposes of effecting conversions, such number of duly authorized shares of capital stock as shall from time to time be sufficient to effect the conversion of the Class B Common Stock contemplated herein. All such shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Corporation will take all such action as may be necessary to ensure that all such shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange or The Nasdaq Stock Market’s National Market upon which such shares may be listed or traded.

7. Subdivisions and Combinations of Shares. If the Corporation in any manner subdivides (by any stock split, reclassification, stock dividend, recapitalization or otherwise) or combines the outstanding shares of one class of Common Stock at a time when shares of the other class of Common Stock are outstanding, the outstanding shares of the other class of Common Stock will be likewise subdivided or combined.

8. Amendment of Terms of a Class of Common Stock. Notwithstanding any other provision of these Articles of Incorporation, any amendment to these Articles of Incorporation implemented on or after the date of consummation of an initial public offering of shares of Class A Common Stock that alters or changes the powers, preferences or special rights of Class B Common Stock will require both a separate class vote of the Class A Common Stock as to such amendment and a separate class vote of the Class B Common Stock as to such amendment.

C. PREFERRED STOCK

1. Issuance, Designations, Powers, etc. The Board of Directors expressly is authorized, subject to limitations prescribed by the Florida Business Corporation Act and the provisions of these Articles of Incorporation, to provide, by resolution for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

2. Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

ARTICLE IV.

Existence

The Corporation shall exist perpetually unless sooner dissolved according to law.

ARTICLE V.

Management of the Corporation

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A. BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. SPECIAL MEETINGS CALLED BY BOARD OF DIRECTORS OR SHAREHOLDERS

Special Meetings of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the “Full Board”), or by the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue at the proposed special meeting if such holders of stock sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which the special meeting is to be held.

ARTICLE VI.

Number of Directors; Vacancies

A. NUMBER OF DIRECTORS AND COMPOSITION OF BOARD

The initial number of directors of the Corporation shall be one (1). The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one (1) nor more than twenty-five (25).

B. CLASSIFICATION OF BOARD

The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, with the number of directors in each class being as nearly equal as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors assigned to Class I shall serve for a term ending on the date of the first annual meeting next following May 31, 1999, the directors assigned to Class II shall serve for a term ending on the date of the second annual meeting next following May 31, 1999, and the directors assigned to Class III shall serve for a term ending on the date of the third annual meeting next following May 31, 1999.

Any increase or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. Should a vacancy occur or be created, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

C. VACANCIES

A director shall hold office until the annual meeting of the shareholders and until his successors shall be elected, subject, however, to the director’s prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors, howsoever resulting (including vacancies created as a result of a resolution of the Board of Directors increasing the authorized number of directors), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

ARTICLE VII.

Indemnification

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as specifically set forth in the applicable provisions of the Florida Business Corporation Act (currently, Section 607.0850(7) of the Florida Statutes), as the same may be amended from time to time, the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent provided, authorized, permitted or not prohibited by the provisions of the Florida Business Corporation Act and the Bylaws of the Corporation, as the same may be amended and supplemented, from and against any and all of the expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in his or her official capacity and as to action in another capacity while an officer, director, employee or other agent. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or Disinterested Directors or otherwise. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal representatives of such a person. Except as otherwise required by law, an adjudication of liability shall not affect the right to indemnification for those indemnified.

ARTICLE VIII.

Amendment

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Florida and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any votes of the holders of any class or series of the stock of this Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal any of Articles V, VI, VII, and VIII.

IN WITNESS WHEREOF, for the purposes of Amending and Restating the Articles of Incorporation of this Corporation under the laws of the State of Florida the undersigned has executed these Amended and Restated Articles of Incorporation this 7th day of June, 1999.

/s/ Steven E. Bernstein
Steven E. Bernstein President and Chief Executive Officer

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION, AS AMENDED AND RESTATED,

OF

SBA COMMUNICATIONS CORPORATION

TO CREATE A NEW SERIES OF PREFERRED STOCK

DESIGNATED AS

SERIES E JUNIOR PARTICIPATING PREFERRED STOCK

(Pursuant to Section 607.0602 of the Florida Business Corporation Act)

The undersigned does hereby certify that, pursuant to the authority conferred upon the Board of Directors of SBA Communications Corporation (the “Company”) by Florida Statute 607.0602 and pursuant to a meeting of the Board of Directors duly called and held on January 11, 2002 adopting the resolutions providing for the creation of a series of preferred stock to be designated as “Series E Junior Participating Preferred Stock” and there being no shareholder action required, the Company’s Amended and Restated Articles of Incorporation are hereby amended to create such preferred stock having the preferences, limitations and relative rights as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series E Junior Participating Preferred Stock” (the “Series E Preferred Stock”) and the number of shares constituting the Series E Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series E Preferred Stock.

Section 2. Dividends and Distributions

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock of the Company (the “Preferred Stock”) (or any similar stock) ranking prior and superior to the Series E Preferred Stock with respect to dividends, the holders of shares of Series E Preferred Stock, in preference to the holders of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”, and, together with the Class A Common Stock, the “Common Stock”) and of any other stock of the Company ranking junior to the Series E Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January,

April, July, and October in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series E Preferred Stock (the “Issue Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series E Preferred Stock. In the event the Company shall at any time after the Issue Date declare and pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series E Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Company shall declare a dividend or distribution on the Series E Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series E Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series E Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series E Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series E Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series E Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Articles of Incorporation or required by law, each share of Series E Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters upon which the holders of the Common Stock of the Company are entitled to vote. In the event the Company shall at any time after the Issue Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series E Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Articles of Incorporation or in any other Articles of Amendment to the Articles of Incorporation creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series E Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series E Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(D) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series E Preferred Stock are in default, the number of directors constituting the Board of Directors of the Company shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Company, the holders of record of the Series E Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series E Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of any Series E Preferred Stock being entitled to cast a number of votes per share of Series E Preferred Stock as is specified in paragraph (A) of this Section 3. Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(D). Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series E Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series E Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series E Preferred Stock in this Section 3.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series E Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series E Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Preferred Stock, except dividends paid ratably on the Series E Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series E Preferred Stock or rights, warrants or options to acquire such junior stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series E Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series E Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series E Preferred Stock with respect to liquidation, dissolution or winding-up, upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (A) to the holders of the Common Stock or of shares of any other stock of the Company ranking junior, upon liquidation, dissolution or winding up, to the Series E Preferred Stock unless, prior thereto, the holders of shares of Series E Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series E Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series E Preferred Stock, except distributions made ratably on the Series E Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series E Preferred Stock liquidation preference and the liquidation preferences of all other classes and series of stock of the Company, if any, that rank on a parity with the Series E Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series E Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences. In the event the Company shall at any time after the Issue Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series E Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Neither the merger or consolidation of the Company into or with another entity nor the merger or consolidation of any other entity into or with the Company (nor the sale of all or substantially all of the assets of the Company) shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series E Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the Company shall at any time after the Issue Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series E Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series E Preferred Stock shall not be redeemable from any holder.

Section 9. Rank. The Series E Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, (1) junior to (i) the 4% Series A Convertible Preferred Stock, par value $.01 per share, of the Company, (ii) the 4% Series B Redeemable Preferred Stock, par value $.01 per share, of the Company, (iii) the 4% Series C Convertible Preferred Stock, par value $.01 per share, of the Company, and (iv) the 4% Series D Redeemable Preferred Stock, par value $.01 per share, of the Company, and (2) senior to all classes of the Common Stock.

Section 10. Amendment. If any proposed amendment to the Articles of Incorporation (including this Articles of Amendment to the Articles of Incorporation) would alter, change or repeal any of the preferences, powers or special rights given to the Series E Preferred Stock so as to affect the Series E Preferred Stock adversely, then the holders of the Series E Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series E Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Florida.

Section 11. Fractional Shares. Series E Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series E Preferred Stock.

IN WITNESS WHEREOF, these Articles of Amendment to the Amended and Restated Articles of Incorporation are executed on behalf of the Company by a director and attested by its Secretary the 11th day of January, 2002.

/s/ Jeffrey A. Stoops
Name: Jeffrey A. Stoops Title: Director

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION, AS AMENDED AND RESTATED,

OF

SBA COMMUNICATIONS CORPORATION

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Fourth Amended and Restated Articles of Incorporation:

ITEM I

The name of the corporation is SBA Communications Corporation (the “Corporation”).

ITEM II

Article III–Capital Stock, Section A–Authorized Shares of the Fourth Amended and Restated Articles of Incorporation of the Corporation is hereby deleted in its entirety, and the following language is inserted in lieu thereof:

“ARTICLE III.

Capital Stock

A. AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Hundred Thirty-Eight Million One Hundred Thousand (238,100,000) shares, of which Thirty Million (30,000,000) shares shall be Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”), Two Hundred Million (200,000,000) shares shall be classified as Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and Eight Million One Hundred Thousand (8,100,000) shares shall be classified as Class B Common Stock, par value $0.01 per share (“Class B Common Stock”) (collectively, together with the Class A Common Stock, the “Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation.”

ITEM III

The foregoing amendment to the Corporation’s Fourth Amended and Restated Articles of Incorporation was duly authorized by the Corporation’s Board of Directors on March 28, 2002, and pursuant to Section 607.1003 of the Florida Business Corporation Act was recommended to the holders of the Corporation’s Class A Common Stock and Class B Common Stock as set forth in the Corporation’s Proxy Statement dated April 16, 2002. At the Annual Meeting of the Shareholders of the Corporation held on May 16, 2002, the foregoing amendment was approved by the holders of the Class A Common Stock and Class B Common Stock, voting as a single class. The number of votes cast for the foregoing amendment by the holders of the Class A Common Stock and the Class B Common Stock, voting as a single class, were sufficient for approval.

ITEM IV

In accordance with Section 607.0123 of the Florida Business Corporation Act, this amendment to the Corporation’s Fourth Amended and Restated Articles of Incorporation shall be effective as of May 16, 2002.

The undersigned has executed these Articles of Amendment to the Corporation’s Fourth Amended and Restated Articles of Incorporation this 17th day of May, 2002.

/s/ Thomas P. Hunt
Thomas P. Hunt Senior Vice President and General Counsel

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION, AS AMENDED AND RESTATED

OF

SBA COMMUNICATIONS CORPORATION

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation, as amended

ITEM I

The name of the Company is SBA Communications Corporation (the “Corporation”).

ITEM II

Article III–Capital Stock, Section A–Authorized Shares of the Amended and Restated Articles of Incorporation of the Corporation as further amended by the Articles of Amendment filed on May 16, 2002 is hereby deleted in its entirety, and the following language is inserted in lieu thereof:

“ARTICLE III

Capital Stock

A. AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Four Hundred Thirty-Eight Million One Hundred Thousand (438,100.000) shares, of which Thirty Million (30,000,000) shares shall be Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”), Four Hundred Million (400,000,000) shares shall be classified as Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and Eight Million One Hundred Thousand (8,100,000) shares shall be classified as Class B Common Stock, par value $0.01 per share (“Class B Common Stock”) (collectively, together with the Class A Common Stock, the “Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation.”

ITEM III

The foregoing amendment to the Corporation’s Articles of Incorporation was duly authorized by the Corporation’s Board of Directors on February 25, 2010, and pursuant to Section 607.1003 of the Florida Business Corporation Act was recommended to the holders of the Corporation’s Class A Common Stock as set forth in the Corporation’s Proxy Statement dated March 25, 2010. At the Annual Meeting of the Shareholders of the Corporation held on May 6, 2010, the foregoing amendment was approved by the holders of the Class A Common Stock. The number of votes cast for the foregoing amendment by the holders of the Class A Common Stock were sufficient for approval.

ITEM IV

In accordance with Section 607.0123 of the Florida Business Corporation Act, this amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended, shall be effective immediately upon filing with the Florida Department of State.

The undersigned has executed these Articles of Amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended, this 6th day of May, 2010.

/s/ Jeffrey A. Stoops
Jeffrey A. Stoops President and Chief Executive Officer